EXHIBIT 99.1

Custom Truck One Source, Inc. Reports Record Third Quarter 2026 Results and Increases Full Year 2026 Adjusted EBITDA and SER Revenue Guidance

Company Continues to Benefit from Grid Modernization, Electrification, Data Center, and Infrastructure Growth Through Disciplined Execution Focused on Profitable Growth and Deleveraging
KANSAS CITY, Mo. October 26, 2026 – (BUSINESS WIRE) – Custom Truck One Source, Inc. (NYSE: CTOS), a leading provider of specialty equipment to the electric utility, telecom, rail, forestry, waste management and other infrastructure-related end markets, today reported financial results for the three and nine months ended September 30, 2026.
CTOS Third-Quarter Highlights
•Revenue of $495.2 million, an increase of $13.2 million, or 2.7%, compared to the third quarter of 2025, with rental revenue up 20.1%; more than $20.0 million of third-party STEM deliveries shifted into the fourth quarter
•Record average OEC on rent of $1.39 billion, up $132.2 million, or 10.5%, compared to the third quarter of 2025, with fleet utilization of 81.5% and OEC on rent yield of 39.4%
•Gross profit of $113.3 million, an increase of $12.5 million, or 12.4%, compared to the third quarter of 2025
•Adjusted Gross Profit of $170.2 million, an increase of $14.7 million, or 9.4%, compared to the third quarter of 2025
•Net income of $2.3 million, an improvement of $8.1 million, compared to the third quarter of 2025
•Adjusted EBITDA of $110.9 million, an increase of $15.0 million, or 15.6%, compared to the third quarter of 2025; Adjusted EBITDA margin expanded approximately 250 basis points to 22.4%
•SER segment Adjusted EBITDA of $121.9 million, an increase of 22.5% compared to the third quarter of 2025, with segment Adjusted EBITDA margin expanding to 54.6% from 52.4%
•Reduced net leverage ratio to 3.70x, compared to 4.31x at year-end 2025 and 4.53x at the end of the third quarter 2025, even as ending fleet OEC grew $143.0 million year-over-year to a record $1.76 billion
•Raising 2026 SER segment revenue guidance to $870 million to $890 million, from $850 million to $875 million, on continued strength in transmission and distribution (“T&D”) end markets
•Raising CTOS Adjusted EBITDA1 guidance range to $447.5 million to $460 million, from $437.5 million to $455 million, the third increase this year and representing 17% to 20% growth over 2025
•Raising 2026 net rental fleet investment to $210 million to $230 million to capture visible, high-return transmission rental demand; 2026 levered free cashflow is now expected to be slightly positive, with the earnings benefit of the incremental fleet weighted to 2027

“In the third quarter, record demand across our core T&D markets drove 16% year-over-year Adjusted EBITDA growth and 24% growth year to date, and we are raising our full-year Adjusted EBITDA outlook for the third time this year. Our SER segment continued to benefit from strong utility end-market demand, with our rental fleet generating a record quarterly average OEC on rent of nearly $1.4 billion and average utilization of 81.5%. We also ended the quarter with record total OEC of $1.76 billion, providing strong visibility into continued SER growth through the fourth quarter and into 2027,” said Ryan McMonagle, Chief Executive Officer of CTOS. “In STEM, orders grew 22% year-over-year and backlog reached $342 million, and the third-party deliveries that shifted out of the quarter are scheduled to ship in the fourth quarter. Our earnings growth also drove a further meaningful reduction in net leverage, to 3.70x. As we look to the remainder of 2026 and beyond, CTOS is well positioned to participate in powerful secular trends, including utility grid upgrades and transmission expansion, electrification, data center-driven load growth, and infrastructure spending. We remain disciplined in executing our strategy, with a focus on profitable growth, strategic capital deployment, free cash flow generation, and continued deleveraging. Increasing our investment in the rental fleet reflects that discipline as we put capital behind visible, long-duration transmission demand at attractive returns, with the larger earnings benefit arriving in 2027.”

Summary Actual Consolidated Financial Results

	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended June 30, 2026
(in $000s)	2026	2025	2026	2025
Rental revenue	$152,696	$127,142	$434,971	$364,217	$145,060
Equipment sales	309,597	320,583	985,790	950,558	383,559
Parts sales and services	32,931	34,333	99,531	100,998	34,827
Total revenue	495,224	482,058	1,520,292	1,415,773	563,446
Gross Profit	$113,280	$100,753	$340,317	$288,831	$123,974
Adjusted Gross Profit[1]	$170,198	$155,528	$510,359	$447,704	$180,901
Net Income (Loss)	$2,305	$(5,756)	$8,602	$(51,927)	$10,399
Adjusted EBITDA[1]	$110,942	$95,963	$325,682	$262,817	$116,754
1 - Each of Adjusted Gross Profit and Adjusted EBITDA is a non-GAAP measure. Further information and reconciliations for our non-GAAP measures to the most directly comparable financial measure under United States generally accepted accounting principles (“GAAP”) are included at the end of this press release. CTOS is unable to present a quantitative reconciliation of its forward-looking Adjusted EBITDA for the year ending December 31, 2026 to its most directly comparable GAAP financial measure due to the high variability and difficulty in predicting certain items that affect Adjusted EBITDA including, but not limited to, customer buyout requests on rentals with rental purchase options and income tax expense. Adjusted EBITDA should not be used to predict Net income (loss) as the difference between the measures are variable and unpredictable.

Summary Actual Financial Results by Segment
Beginning January 1, 2026, CTOS is reporting our results under two reportable segments: (1) Specialty Equipment Rentals (“SER”) and (2) Specialty Truck Equipment and Manufacturing (“STEM”). The new SER segment consists of our historical Equipment Rental Solutions (“ERS”) segment (except for certain used sales to be accounted for by STEM) and a portion of our historical Aftermarket Parts and Services (“APS”) segment, and the new STEM segment consists of our historical Truck and Equipment Sales (“TES”) segment, certain used sales that previously were accounted for by ERS and a portion of our historical APS segment. We are also reflecting intercompany activity between the two segments, which is ultimately eliminated in consolidation. This new segment reporting reflects how CTOS’s business is managed and how resources are allocated in 2026 and utilizes Adjusted EBITDA as the segments’ profit measure. Segment Adjusted EBITDA is defined as segment operating income or loss before depreciation and amortization, further excluding the effects of purchase accounting adjustments and the impact of sales-type lease accounting for certain leases containing rental purchase options (or “RPOs”).
Management believes this new presentation better reflects the positioning of CTOS’s strategies and operations portfolio and better reflects key economic drivers, capital intensity, and margin profiles of the respective new segments, as well as aligns our external reporting with how management allocates capital and evaluates performance. Prior period amounts have been recast to reflect the change to two reportable segments.

Specialty Equipment Rentals

	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended June 30, 2026
(in $000s)	2026	2025	2026	2025
Revenue from external customers:
Rental	$152,696	$127,142	$434,971	$364,217	$145,060
Equipment sales	39,446	34,565	128,882	104,081	51,659
Parts sales and services	19,891	21,182	60,762	64,500	22,100
Total revenue from external customers	212,033	182,889	624,615	532,798	218,819
Intersegment sales	8,121	3,864	19,024	31,190	4,113
Rental AR Provision(1)	668	2,426	5,234	6,629	2,390
Sales type lease adjustment(2)	2,528	667	313	3,103	(4,318)
Total segment revenue	223,350	189,846	649,186	573,720	221,004
Segment Expenses:
Cost of rental, excluding depreciation	32,507	30,133	97,797	90,265	34,542
Cost of equipment sales, net of purchase accounting, sales-type leases and depreciation(3)	29,892	23,519	89,248	67,404	30,884
Cost of parts and services, excluding depreciation	17,395	18,013	53,277	56,983	17,914
Cost of intersegment sales	7,432	3,864	17,270	31,190	3,728
Rental AR provision(1)	668	2,426	5,234	6,629	2,390
Total segment cost of revenue	87,894	77,955	262,826	252,471	89,458
Selling, general and administrative expenses	13,600	12,426	41,808	42,900	14,347
Total segment expenses	101,494	90,381	304,634	295,371	103,805
Segment Adjusted EBITDA	$121,856	$99,465	$344,552	$278,349	$117,199
1-Specifically identifiable lease revenue receivables not deemed probable of collection are recorded as a reduction of rental revenue. This is classified as a segment expense for Segment Adjusted EBITDA reviewed by the chief operating decision maker (“CODM”).
2-Impact of sales-type lease accounting for certain leases containing RPOs: this impact is excluded from the measure of Adjusted EBITDA utilized by our CODM to allocate resources and to assess the performance of our segments as we believe continuing to reflect the transactions as an operating lease better reflects the economics of the transactions given our large portfolio of rental contracts.
3-Excludes the non-cash impact of purchase accounting, impact of sales-type lease accounting for certain leases containing RPOs, further excluding depreciation.

Specialty Truck Equipment & Manufacturing

	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended June 30, 2026
(in $000s)	2026	2025	2026	2025
Revenue from external customers:
Equipment sales	$270,151	$286,018	$856,908	$846,477	$331,900
Parts sales and services	13,040	13,151	38,769	36,498	12,727
Total revenue from external customers	283,191	299,169	895,677	882,975	344,627
Intersegment sales	158,967	108,975	347,570	301,363	93,153
Total Segment Revenue	442,158	408,144	1,243,247	1,184,338	437,780
Segment Expenses:
Cost of equipment sales, net of purchase accounting and depreciation(1)	232,761	240,732	727,221	711,723	281,235
Cost of parts and services, excluding depreciation	10,894	9,390	29,539	25,468	9,551
Cost of intersegment sales	133,779	108,975	292,560	301,363	78,596
Total segment cost of revenue	377,434	359,097	1,049,320	1,038,554	369,382
Selling, general and administrative expenses	17,269	17,598	54,891	50,114	20,042
Floor plan interest expense	10,819	13,785	32,477	40,846	11,139
Total segment expenses	405,522	390,480	1,136,688	1,129,514	400,563
Segment Adjusted EBITDA	$36,636	$17,664	$106,559	$54,824	$37,217
1-Excludes the non-cash impact of purchase accounting.

Consolidated Adjusted EBITDA

	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended June 30, 2026
(in $000s)	2026	2025	2026	2025
SER Adjusted EBITDA	$121,856	$99,465	$344,552	$278,349	$117,199
STEM Adjusted EBITDA	36,636	17,664	106,559	54,824	37,217
Eliminations Adjusted EBITDA	(25,877)	—	(56,764)	—	(14,942)
Segment Adjusted EBITDA	132,615	117,129	394,347	333,173	139,474
Reconciling Items:
Corporate and non-allocated selling, general and administrative expenses	(21,673)	(21,166)	(68,665)	(70,356)	(22,720)
Adjusted EBITDA	$110,942	$95,963	$325,682	$262,817	$116,754
See the Company’s Quarterly Report on Form 10-Q for the three months ended September 30, 2026 for a reconciliation of segment-level adjusted EBITDA to Consolidated income (loss) before income taxes.
Summary Combined Operating Metrics

	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended June 30, 2026
(in $000s)	2026	2025	2026	2025
Ending OEC(a) (as of period end)	$1,764,963	$1,621,725	$1,764,963	$1,621,725	$1,679,255
Average OEC on rent(b)	$1,394,661	$1,262,477	$1,368,297	$1,215,570	$1,365,689
Fleet utilization(c)	81.5%	79.3%	81.5%	78.0%	81.6%
OEC on rent yield(d)	39.4%	38.2%	39.2%	38.2%	39.4%
Sales order backlog(e) (as of period end)	$341,920	$279,785	$341,920	$279,785	$322,470
(a) Ending OEC — Ending original equipment cost (“OEC”) is the original equipment cost of units at the end of the measurement period.
(b) Average OEC on rent — Average OEC on rent is calculated as the weighted-average OEC on rent during the stated period.
(c) Fleet utilization — total number of days the rental equipment was rented during a specified period of time divided by the total number of days available during the same period and weighted based on OEC.
(d) OEC on rent yield (“ORY”) — a measure of return realized by our rental fleet during a period. ORY is calculated as rental revenue (excluding freight recovery and ancillary fees) during the stated period divided by the Average OEC on rent for the same period. For periods of less than 12 months, the ORY is adjusted to an annualized basis.
(e) Sales order backlog — purchase orders received for customized and stock equipment. Sales order backlog should not be considered an accurate measure of future net sales.
Management Commentary
The increase of 20.1% in rental revenue in the third quarter of 2026 compared to the third quarter of 2025 was the result of improved average fleet utilization (which increased to 81.5% compared to 79.3%) driven by increased rental volume, with average OEC on rent increasing by 10.5% year-over-year and OEC on rent yield improving to 39.4%. Compared to the third quarter of 2025, SER rental equipment sales increased 14.1% in the third quarter of 2026 due to an increase in buyout activity of rental contracts with purchase options. SER adjusted EBITDA in the third quarter of 2026 increased 22.5% compared to the third quarter of 2025. SER segment Adjusted EBITDA margin expanded to 54.6% from 52.4% in the prior-year period, and adjusted rental gross margin reached 78.7%.
Total revenue in our STEM segment increased 8% in the third quarter of 2026 compared to the third quarter of 2025 driven by higher intercompany sales to SER to support increased rental activity. This increase was partially offset by a 5.5% decline in new equipment sales driven by lower third-party unit sales volume. Third-party sales were impacted by our strategic decision to prioritize our production for additional investment in the rental fleet to take advantage of current and anticipated rental demand. In addition, unit sales volume was adversely impacted by both a vendor recall, as well as unusual damage to some finished vehicle inventory caused by a hailstorm to our Kansas City location. While these events resulted in reduced sales of more than $20.0 million, we believe they represent only temporary timing issues and that the sales delayed by the vendor recall and hailstorm will be completed in the fourth quarter. Excluding these shifted deliveries, third-party STEM revenue would have exceeded the third quarter of 2025. STEM segment Adjusted EBITDA was $36.6 million in the third quarter of 2026; 2025 segment results reflect intersegment sales at no margin and are not directly comparable. Our STEM backlog increased 22% compared to the third quarter of 2025, and, at approximately 3.8 months of LTM third-party new sales, sits modestly below our targeted range of four to six months.

The increase in net income in the third quarter of 2026, compared to a loss in the third quarter of 2025, was primarily driven by higher operating income resulting from growth in rental revenue due to higher average OEC on rent, as well as lower interest expense.
Adjusted EBITDA for the third quarter of 2026 was $110.9 million, a 15.6% increase compared to the third quarter of 2025, which was largely driven by increased gross profit and lower floor plan interest expense resulting from lower inventory levels.
As of September 30, 2026, cash and cash equivalents were $14.6 million, total debt outstanding was $1,666.0 million, net debt was $1,651.5 million and our net leverage ratio was 3.70x. Availability under the senior secured credit facility was $234.3 million as of September 30, 2026, and based on our borrowing base, we have an additional $288.0 million of suppressed availability that we could access by upsizing our existing facility.

2026 Outlook
We are increasing our full year 2026 SER segment revenue and Adjusted EBITDA1, 4 guidance and raising our net rental fleet investment forecast to reflect record rental performance and sustained demand across our utility T&D end markets.
Consolidated CTOS:
•Revenue is expected to increase 8% to 13% year-over-year, with Adjusted EBITDA1, 4 expected to increase 17% to 20%.
•Net rental fleet investment (purchases less proceeds) for 2026 is expected to be approximately $210 million to $230 million, up from prior guidance of $170 million to $200 million to capture visible, high-return rental demand, while still reflecting a reduction from over $250 million in 2025.
•Inventory ended the third quarter at $1.016 billion, down $26 million from the second quarter. Year-end 2026 inventory months on hand is expected to be approximately flat with year-end 2025, as we prepare for the expected growth in 2027 and the build-up of chassis inventory under our pre-buy program ahead of 2027 emissions regulations.
•Levered free cash flow2, 4 for 2026 is now expected to be slightly positive, compared to prior guidance of more than $50 million, reflecting the increase in net rental fleet investment and the working capital associated with growth. This is a deliberate reallocation of 2026 cash flow toward rental fleet growth with visible, high returns; our underlying earnings outlook has strengthened, as reflected in the higher Adjusted EBITDA guidance. Net leverage ratio3, 4 was 3.70x at September 30, 2026, and is expected to be meaningfully below four times at the end of fiscal 2026; the longer-term target remains achieving a net leverage ratio3, 4 below three times in 2027.
Specialty Equipment Rentals (SER):
•The rental business delivered record results in the quarter, with average OEC on rent of approximately $1.4 billion, average fleet utilization of 81.5% and OEC on rent yield of 39.4% all ahead of expectations. OEC on rent and utilization have continued to grow in the fourth quarter, surpassing $1.5 billion and 84%, respectively, in October.
•Demand for equipment serving the utility transmission and distribution market remains at record levels, led by unprecedented transmission demand, with OEC on rent up more than $132 million year-over-year in the third quarter; further penetration of the vocational rental market, where OEC on rent increased approximately $45 million year-over-year, is expected to provide incremental growth.
•In response to this demand, we are increasing 2026 gross rental fleet investment to approximately $400 million to $430 million, with the incremental investment concentrated in long-term transmission rentals and high-return specialty products. Given delivery timing, the revenue and earnings contribution from these additions will be modest in 2026, with the larger benefit expected in 2027. Average fleet age remained approximately three years at the end of the third quarter, and ending OEC is expected to increase by a mid-to-high single digit percentage in 2026.
Specialty Truck Equipment & Manufacturing (STEM):
•Third-party new sales revenue is expected to increase 3% to 10% in 2026 compared to 2025, with fourth quarter third-party new sales expected to increase at a mid-to-high-teens rate year-over-year as deliveries delayed in the third quarter are completed, supported by continued customer demand, improving product availability and lead times and relationships with key customers, chassis suppliers and attachment suppliers.
•Total STEM revenue is expected to be down marginally to up 3% year-over-year, with results now expected toward the upper end of the range as higher intersegment sales to support rental fleet growth supplement third-party growth.
•Sales order backlog ended the third quarter at $342 million, up 22% year-over-year and 6% sequentially, or approximately 3.8 months of LTM third-party new sales, modestly below the targeted range of four to six months. More than $20 million of third-party deliveries shifted out of the third quarter as a result of a hailstorm at our Kansas City facility and a vendor warranty recall; these units remain in backlog and are expected to be delivered in the fourth quarter. Third quarter orders increased 22% year-over-year, led by the utility, vacuum, refuse, rail and trailer markets, supporting revenue conversion in the fourth quarter and into 2027.

“Third quarter results reflect what we believe are the early stages of what could be a once-in-a-generation transmission demand super-cycle in our utility end markets. Average OEC on rent and total fleet OEC both set new records, utilization and yield remained at or near record levels, and OEC on rent has continued to climb, surpassing $1.5 billion in October. That visibility is why we are raising our net rental fleet investment outlook to $210 million to $230 million and increasing our full-year SER revenue and Adjusted EBITDA1, 4 guidance,” said Chris Eperjesy, Chief Financial Officer of CTOS. “In STEM, we prioritized production capacity for our own rental fleet, and more than $20 million of third-party deliveries shifted out of the quarter as a result of a hailstorm and a vendor recall. Those units remain in backlog and are expected to ship in the fourth quarter, and with orders up 22% year-over-year, we expect fourth quarter consolidated revenue and Adjusted EBITDA1, 4 to be up both year-over-year and sequentially. The incremental fleet investment moderates our 2026 levered free cash flow2, 4 expectations, but it is being deployed against visible, longer-term, high-return demand whose earnings contribution will largely arrive in 2027. We ended the quarter with net leverage3, 4 of 3.70x, down more than 0.8x year-over-year even as we grew the fleet by more than $140 million, and we remain on track to be meaningfully below four times at year-end and to reach our target of below three times in 2027. With LTM Adjusted EBITDA1, 4 now above $446 million, we currently expect another year of double-digit Adjusted EBITDA1, 4 growth in 2027.”

2026 Consolidated Outlook
Revenue	$2,100 million	—	$2,200 million
Adjusted EBITDA[1,4]	$447.5 million	—	$460 million

2026 Revenue Outlook by Segment [5]
SER	$870 million	—	$890 million
STEM	$1,630 million	—	$1,700 million
1 - Adjusted EBITDA is a non-GAAP performance measure that we use to monitor our results of operations, to measure performance against debt covenants and performance relative to competitors. Refer to the section below entitled “Non-GAAP Financial and Performance Measures” for further information about Adjusted EBITDA.
2 - Levered Free Cash Flow is defined as net cash provided by operating activities, less cash flow for investing activities, excluding acquisitions, plus acquisition of inventory through floor plan payables – non-trade less repayment of floor plan payables – non-trade, both of which are included in cash flow from financing activities in our Consolidated Statements of Cash Flows.
3 - Net leverage ratio is a non-GAAP performance measure used by management, and we believe it provides useful information to investors because it is an important measure to evaluate our debt levels and progress toward leverage targets, which is consistent with the manner our lenders and management use this measure. Refer to the section below entitled “Non-GAAP Financial and Performance Measures” for further information about net leverage ratio.
4 - CTOS is unable to present a quantitative reconciliation of its forward-looking Adjusted EBITDA, Levered Free Cash Flow, and Net Leverage Ratio for future periods to their respective most directly comparable GAAP financial measure due to the high variability and difficulty in predicting certain items that affect such GAAP measures including, but not limited to, customer buyout requests on rentals with rental purchase options and income tax expense. Adjusted EBITDA, Levered Free Cash Flow, and Net Leverage Ratio should not be used to predict their respective most directly comparable GAAP measure as the differences between the respective measures are variable and unpredictable.
5- Beginning January 1, 2026, transactions between segments are accounted for as if completed on an arm’s length basis using a cost-plus methodology.
CONFERENCE CALL INFORMATION
The Company has scheduled a conference call to discuss its third quarter 2026 results at 9:00 a.m. ET on October 27, 2026, via a live audio-only webcast. Both the webcast link and a presentation of financial information will be posted on the “Events & Presentations” page of investors.customtruck.com. A replay of the call will be available by accessing the same webcast link detailed above.
ABOUT CUSTOM TRUCK ONE SOURCE
Custom Truck One Source is one of the largest providers of specialty equipment, parts, tools, accessories and services to the electric utility transmission and distribution, and infrastructure end markets in North America. The Company rents and sells its specialized equipment to a diverse customer base for the maintenance, repair, upgrade and installation of critical infrastructure assets, including electric lines, telecommunications networks and rail systems. The Company's coast-to-coast rental fleet of more than 10,850 units includes aerial devices, boom trucks, cranes, digger derricks, vacuum trucks, pressure drills, stringing gear, hi-rail equipment, water trucks, dump trucks, repair parts, tools and accessories. For more information, please visit customtruck.com.
Investors and others should note that we announce material financial and operational information to our investors using our investor relations website (investors.customtruck.com) in addition to press releases, SEC filings and public conference calls. The information we post through our investor relations website may be deemed material. Accordingly, investors should monitor our investor relations website in addition to following our press releases, SEC filings and public conference calls.
FORWARD-LOOKING STATEMENTS
This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995, as amended, and within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “suggests,” “plans,” “targets,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose,” “could,” “would,” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company's management’s control, that could cause actual results or outcomes to differ materially from those discussed in this press release. This press release is based on certain assumptions that the Company's management has made in light of its experience in the industry, as well as the Company’s perceptions of historical trends, current conditions, expected future developments and other factors the Company believes are appropriate in these circumstances and at such time. As you read and consider this press release, you should understand that these statements are not guarantees of performance or results. Many factors could affect the Company’s actual performance and results and could cause actual results to differ materially from those expressed in this press release. Important factors, among others, that may affect actual results or outcomes include: increases in labor costs, changes in U.S. trade policy including tariffs, our inability to obtain raw materials, component parts and/or finished goods in a timely and cost-effective manner, and our inability to manage our rental equipment in an effective manner; competition in the equipment dealership and rental industries; our sales order backlog may not be indicative of the level of our future revenues; increases in unionization rate in our workforce; our inability to attract and retain key personnel, including our management and skilled technicians; material disruptions to our operation and manufacturing locations as a result of public health concerns, equipment failures, natural disasters, work stoppages, power outages or other reasons; any further increase in the cost of new equipment that we purchase for use in our rental fleet or for sale as inventory, and aging or obsolescence of our existing equipment, and the fluctuations of market value thereof; disruptions in our supply chain; our business may be impacted by government spending; we may experience losses in excess of our recorded reserves for receivables; uncertainty relating to macroeconomic conditions, unfavorable conditions in the capital and credit markets and our customers’ inability to obtain additional capital as required; increases in price of fuel or freight; regulatory, technological advancement, or other changes in our core end-markets may affect our customers’ spending; our strategic initiatives including acquisitions and divestitures may not be successful and may divert our management’s attention away from operations and could create general customer uncertainty; the interest of our majority stockholder, which may not be consistent with the other stockholders; volatility of our common stock market price; our significant indebtedness, which may adversely affect our financial position, limit our available cash and our access to additional capital, prevent us from growing our business and increase our risk of default; our inability to generate cash, which could lead to a default; significant operating and financial restrictions imposed by our debt agreements; changes in interest rates, which could increase our debt service obligations on the variable rate indebtedness and decrease our net income and cash flows; disruptions or security compromises affecting our information technology systems or those of our critical services providers could adversely affect our operating results by subjecting us to liability, and limiting our ability to effectively monitor and control our operations, adjust to changing market conditions, or implement strategic initiatives; we are subject to complex laws and regulations, including environmental and safety regulations that can adversely affect cost, manner or feasibility of doing business; we are subject to a series of risks related to climate change; and increased attention to, and evolving expectations for, sustainability and environmental, social and governance initiatives. For a more complete description of these and other possible risks and uncertainties, please refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2025, and its subsequent reports filed with the Securities and Exchange Commission. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the foregoing cautionary statements.
INVESTOR CONTACT
Brian Perman, Vice President, Investor Relations
investors@customtruck.com

CUSTOM TRUCK ONE SOURCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended June 30, 2026
(in $000s except per share data)	2026	2025	2026	2025
Revenue
Rental revenue	$152,696	$127,142	$434,971	$364,217	$145,060
Equipment sales	309,597	320,583	985,790	950,558	383,559
Parts sales and services	32,931	34,333	99,531	100,998	34,827
Total revenue	495,224	482,058	1,520,292	1,415,773	563,446
Cost of Revenue
Cost of rental revenue	32,553	30,434	98,465	91,172	34,847
Depreciation of rental equipment	56,918	54,775	170,042	158,873	56,927
Cost of equipment sales	263,877	268,377	827,722	793,526	319,927
Cost of parts sales and services	28,596	27,719	83,746	83,371	27,771
Total cost of revenue	381,944	381,305	1,179,975	1,126,942	439,472
Gross Profit	113,280	100,753	340,317	288,831	123,974
Operating Expenses
Selling, general and administrative expenses	56,385	54,863	175,285	173,479	61,274
Amortization	6,679	6,683	20,048	20,274	6,683
Non-rental depreciation	3,666	3,332	10,460	9,904	3,404
Transaction expenses and other	8,471	3,246	18,361	12,209	5,998
Total operating expenses	75,201	68,124	224,154	215,866	77,359
Operating Income	38,079	32,629	116,163	72,965	46,615
Other Expense
Interest expense, net	37,066	40,247	110,293	119,364	38,190
Financing and other expense (income)	(394)	(874)	(708)	(3,261)	(551)
Total other expense	36,672	39,373	109,585	116,103	37,639
Income (Loss) Before Income Taxes	1,407	(6,744)	6,578	(43,138)	8,976
Income Tax Expense (Benefit)	(898)	(988)	(2,024)	8,789	(1,423)
Net Income (Loss)	$2,305	$(5,756)	$8,602	$(51,927)	$10,399

Net Income (Loss) Per Share
Basic	$0.01	$(0.03)	$0.04	$(0.23)	$0.05
Diluted	$0.01	$(0.03)	$0.04	$(0.23)	$0.05

CUSTOM TRUCK ONE SOURCE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)

(in $000s)	September 30, 2026	December 31, 2025
Assets
Current Assets
Cash and cash equivalents	$14,564	$6,273
Accounts receivable, net	204,900	195,541
Financing receivables, net	7,581	8,853
Inventory	1,015,714	930,939
Prepaid expenses and other	14,923	17,009
Total current assets	1,257,682	1,158,615
Property and equipment, net	162,512	142,526
Rental equipment, net	1,141,509	1,086,678
Goodwill	704,885	705,167
Intangible assets, net	205,497	225,725
Operating lease assets	114,370	110,921
Other assets	9,890	11,822
Total Assets	$3,596,345	$3,441,454
Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$123,341	$88,366
Accrued expenses	88,301	69,228
Deferred revenue and customer deposits	27,822	23,500
Floor plan payables - trade	359,320	291,215
Floor plan payables - non-trade	371,234	366,208
Operating lease liabilities - current	9,345	8,955
Current maturities of long-term debt	1,235	25,858
Total current liabilities	980,598	873,330
Long-term debt, net	1,652,562	1,619,352
Operating lease liabilities - noncurrent	110,253	105,909
Deferred income taxes	31,411	33,760
Total long-term liabilities	1,794,226	1,759,021
Stockholders' Equity
Common stock	25	25
Treasury stock, at cost	(124,971)	(122,602)
Additional paid-in capital	1,568,218	1,559,874
Accumulated other comprehensive loss	(12,773)	(10,614)
Accumulated deficit	(608,978)	(617,580)
Total stockholders' equity	821,521	809,103
Total Liabilities and Stockholders' Equity	$3,596,345	$3,441,454

CUSTOM TRUCK ONE SOURCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Nine Months Ended September 30,
(in $000s)	2026	2025
Operating Activities
Net income (loss)	$8,602	$(51,927)
Adjustments to reconcile net income (loss) to net cash flow from operating activities:
Depreciation and amortization	206,105	195,010
Amortization of debt issuance costs	3,304	3,289
Provision for losses on accounts receivable	2,937	7,429
Share-based compensation	7,879	6,259
Gain on sales and disposals of rental equipment	(36,996)	(32,177)
Deferred tax expense (benefit)	(2,137)	6,974
Changes in assets and liabilities:
Accounts and financing receivables	(3,951)	28,929
Inventories	(83,378)	15,753
Prepaids, operating leases and other	3,239	5,610
Accounts payable	34,513	17,582
Accrued expenses and other liabilities	19,071	22,205
Floor plan payables - trade, net	68,105	36,675
Customer deposits and deferred revenue	4,367	1,193
Net cash flow from operating activities	231,660	262,804
Investing Activities
Purchases of rental equipment	(352,578)	(348,923)
Proceeds from sales and disposals of rental equipment	153,819	138,749
Purchase of non-rental property and cloud computing arrangements	(34,155)	(23,612)
Net cash flow for investing activities	(232,914)	(233,786)
Financing Activities
Borrowings under revolving credit facilities	205,414	260,581
Repayments under revolving credit facilities	(193,393)	(135,000)
Principal payments on long-term debt	(6,739)	(6,836)
Acquisition of inventory through floor plan payables - non-trade	389,183	363,907
Repayment of floor plan payables - non-trade	(384,156)	(468,321)
Repurchase of common stock	—	(32,575)
Share-based payments	(1,903)	(1,453)
Net cash flow from (for) financing activities	8,406	(19,697)
Effect of exchange rate changes on cash and cash equivalents	1,139	(68)
Net Change in Cash and Cash Equivalents	8,291	9,253
Cash and Cash Equivalents at Beginning of Period	6,273	3,805
Cash and Cash Equivalents at End of Period	$14,564	$13,058

	Nine Months Ended September 30,
(in $000s)	2026	2025
Supplemental Cash Flow Information
Interest paid	$96,508	$104,109
Income taxes paid, net	359	697
Non-Cash Investing and Financing Activities
Property and equipment purchases in accounts payable	1,520	1,508
Rental equipment sales in accounts receivable	1,415	1,355

CUSTOM TRUCK ONE SOURCE, INC.
NON-GAAP FINANCIAL AND PERFORMANCE MEASURES
In our press release and schedules, and on the related conference call, we report certain financial measures that are not required by, or presented in accordance with, United States generally accepted accounting principles (“GAAP”). We utilize these financial measures to manage our business on a day-to-day basis and some of these measures are commonly used in our industry to evaluate performance by excluding items considered to be non-recurring. We believe these non-GAAP measures provide investors expanded insight to assess performance, in addition to the standard GAAP-based financial measures. The press release schedules reconcile the most directly comparable GAAP measure to each non-GAAP measure that we refer to. Although management evaluates and presents these non-GAAP measures for the reasons described herein, please be aware that these non-GAAP measures have limitations and should not be considered in isolation or as a substitute for revenue, operating income/loss, net income/loss, earnings/loss per share or any other comparable measure prescribed by GAAP. In addition, we may calculate and/or present these non-GAAP financial measures differently than measures with the same or similar names that other companies report, and as a result, the non-GAAP measures we report may not be comparable to those reported by others.
Adjusted EBITDA. Adjusted EBITDA is a non-GAAP performance measure that we use to monitor our results of operations, to measure performance against debt covenants and performance relative to competitors. We believe Adjusted EBITDA is a useful performance measure because it allows for an effective evaluation of operating performance, without regard to financing methods or capital structures. We exclude the items identified in the reconciliations of net income (loss) to Adjusted EBITDA because these amounts are either non-recurring or can vary substantially within the industry depending upon accounting methods and book values of assets, including the method by which the assets were acquired, and capital structures. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income (loss) determined in accordance with GAAP. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historical costs of depreciable assets, none of which are reflected in Adjusted EBITDA. Our presentation of Adjusted EBITDA should not be construed as an indication that results will be unaffected by the items excluded from Adjusted EBITDA. Our computation of Adjusted EBITDA may not be identical to other similarly titled measures of other companies.
We define Adjusted EBITDA as net income or loss before interest expense (excluding interest on floorplan financing), income taxes, depreciation and amortization, share-based compensation, and other items that we do not view as indicative of ongoing performance. Our Adjusted EBITDA includes an adjustment to exclude the effects of purchase accounting adjustments when calculating the cost of inventory and used equipment sold. When inventory or equipment is purchased in connection with a business combination, the assets are revalued to their current fair values for accounting purposes. The consideration transferred (i.e., the purchase price) in a business combination is allocated to the fair values of the assets as of the acquisition date, with amortization or depreciation recorded thereafter following applicable accounting policies; however, this may not be indicative of the actual cost to acquire inventory or new equipment that is added to product inventory or the rental fleets apart from a business acquisition. We also include an adjustment to remove the impact of accounting for certain of our rental contracts with customers containing a rental purchase option that are accounted for under GAAP as a sales-type lease. We include this adjustment because we believe continuing to reflect the transactions as an operating lease better reflects the economics of the transactions given our large portfolio of rental contracts. These, and other, adjustments to GAAP net income or loss that are applied to derive Adjusted EBITDA are specified by our senior secured credit agreement and the indenture of our senior secured notes.
Adjusted Gross Profit. We present total gross profit excluding rental equipment depreciation (“Adjusted Gross Profit”) as a non-GAAP financial performance measure. This measure differs from the GAAP definition of gross profit, as we do not include the impact of depreciation expense, which represents non-cash expense. We use this measure to evaluate operating margins and the effectiveness of the cost of our rental fleet.
Net Debt. We present the non-GAAP financial measure “Net Debt,” which is total debt (the most comparable GAAP measure, calculated as current and long-term debt, excluding deferred financing fees, plus current and long-term finance lease obligations) minus cash and cash equivalents. We believe this non-GAAP measure is useful to investors to evaluate our financial position.
Net Leverage Ratio. Net leverage ratio is a non-GAAP performance measure used by management and we believe it provides useful information to investors because it is an important measure to evaluate our debt levels and progress toward leverage targets, which is consistent with the manner our lenders and management use this measure. We define net leverage ratio as net debt divided by Adjusted EBITDA for the previous twelve-month period (“last twelve months,” or “LTM”).

CUSTOM TRUCK ONE SOURCE, INC.
ADJUSTED EBITDA RECONCILIATION
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended June 30, 2026
(in $000s)	2026	2025	2026	2025
Net income (loss)	$2,305	$(5,756)	$8,602	$(51,927)	$10,399
Interest expense	26,247	26,462	77,816	78,518	27,051
Income tax expense (benefit)	(898)	(988)	(2,024)	8,789	(1,423)
Depreciation and amortization	69,068	67,048	206,312	195,985	68,970
EBITDA	96,722	86,766	290,706	231,365	104,997
Adjustments:
Non-cash purchase accounting impact (1)	1,747	3,406	7,715	11,502	2,736
Transaction and integration costs (2)	8,471	3,246	18,361	12,209	5,998
Sales-type lease adjustment (3)	733	465	1,021	1,482	(408)
Share-based payments (4)	3,269	2,080	7,879	6,259	3,431
Adjusted EBITDA	$110,942	$95,963	$325,682	$262,817	$116,754
Adjusted EBITDA is defined as net income (loss), as adjusted for provision for income taxes, interest expense, net (excluding interest on floorplan financing), depreciation of rental equipment and non-rental depreciation and amortization, and further adjusted for the impact of the fair value mark-up of acquired rental fleet, business acquisition and merger-related costs, including integration, the impact of accounting for certain of our rental contracts with customers that are accounted for under GAAP as sales-type lease and stock compensation expense. This non-GAAP measure is subject to certain limitations.
(1)    Represents the non-cash impact of purchase accounting, net of accumulated depreciation, on the cost of equipment and inventory sold. The equipment and inventory acquired received a purchase accounting step-up in basis, which is a non-cash adjustment to the equipment cost pursuant to our ABL Credit Agreement and Indenture.
(2)    Represents transaction and other costs related to acquisitions of businesses; costs associated with closed operations; costs associated with restructuring and business optimization activities (inclusive of systems establishment costs); employee retention and/or severance costs; costs related to start-up/pre-openings and openings of locations; reconfiguration or consolidation of facilities or equipment conversion costs. These adjustments are presented as adjustments to net income (loss) pursuant to our ABL Credit Agreement and Indenture.
(3)    Represents the impact of sales-type lease accounting for certain leases containing rental purchase options (or “RPOs”), as the application of sales-type lease accounting is not deemed to be representative of the ongoing cash flows of the underlying rental contracts. The adjustments are made pursuant to our ABL Credit Agreement and Indenture. The components of this adjustment are presented in the table below:

	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended June 30, 2026
(in $000s)	2026	2025	2026	2025
Equipment sales	$1,142	$(383)	$(4,070)	$(3,528)	$(5,942)
Cost of equipment sales	(1,400)	118	1,417	2,906	4,461
Gross margin	(258)	(265)	(2,653)	(622)	(1,481)
Interest (income) expense	(395)	(872)	(708)	(3,206)	(550)
Rental invoiced	1,386	1,602	4,382	5,310	1,623
Sales-type lease adjustment	$733	$465	$1,021	$1,482	$(408)
(4) Represents non-cash share-based compensation expense associated with the issuance of restricted stock units.

Reconciliation of Adjusted Gross Profit
(unaudited)
The following table presents the reconciliation of Adjusted Gross Profit:

	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended June 30, 2026
(in $000s)	2026	2025	2026	2025
Revenue
Rental revenue	$152,696	$127,142	$434,971	$364,217	$145,060
Equipment sales	309,597	320,583	985,790	950,558	383,559
Parts sales and services	32,931	34,333	99,531	100,998	34,827
Total revenue	495,224	482,058	1,520,292	1,415,773	563,446
Cost of Revenue
Cost of rental revenue	32,553	30,434	98,465	91,172	34,847
Depreciation of rental equipment	56,918	54,775	170,042	158,873	56,927
Cost of equipment sales	263,877	268,377	827,722	793,526	319,927
Cost of parts sales and services	28,596	27,719	83,746	83,371	27,771
Total cost of revenue	381,944	381,305	1,179,975	1,126,942	439,472
Gross Profit	113,280	100,753	340,317	288,831	123,974
Add: depreciation of rental equipment	56,918	54,775	170,042	158,873	56,927
Adjusted Gross Profit	$170,198	$155,528	$510,359	$447,704	$180,901

Reconciliation of SER Segment Adjusted Gross Profit and Adjusted Rental Gross Profit
(unaudited)
The following table presents the reconciliation of SER segment Adjusted Gross Profit:

	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended June 30, 2026
(in $000s)	2026	2025	2026	2025
Revenue
Rental revenue	$152,696	$127,142	$434,971	$364,217	$145,060
Equipment sales	39,446	34,565	128,882	104,081	51,659
Parts sales and services	19,891	21,182	60,762	64,500	22,100
Intersegment sales	8,121	3,864	19,024	31,190	4,113
Total revenue	220,154	186,753	643,639	563,988	222,932
Cost of Revenue
Cost of rental revenue	32,553	30,434	98,465	91,172	34,847
Cost of equipment sales	29,213	25,061	93,992	74,546	36,565
Cost of parts and services	17,444	18,064	53,429	57,254	17,966
Depreciation of rental equipment	56,918	54,775	170,042	158,873	56,927
Intersegment cost of sales	7,432	3,864	17,270	31,190	3,728
Total cost of revenue	143,560	132,198	433,198	413,035	150,033
Gross profit	76,594	54,555	210,441	150,953	72,899
Add: depreciation of rental equipment	56,918	54,775	170,042	158,873	56,927
Adjusted Gross Profit	$133,512	$109,330	$380,483	$309,826	$129,826

The following table presents the reconciliation of SER segment Adjusted Rental Gross Profit:

	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended June 30, 2026
(in $000s)	2026	2025	2026	2025
Rental revenue	$152,696	$127,142	$434,971	$364,217	$145,060
Cost of rental revenue	32,553	30,434	98,465	91,172	34,847
Adjusted Rental Gross Profit	$120,143	$96,708	$336,506	$273,045	$110,213

Reconciliation of Net Debt
(unaudited)
The following table presents the reconciliation of Net Debt:

(in $000s)	September 30, 2026	June 30, 2026	December 31, 2025	September 30, 2025
Current maturities of long-term debt	$1,235	$3,209	$25,858	$20,892
Long-term debt, net	1,652,562	1,656,652	1,619,352	1,628,866
Deferred financing fees	12,246	13,353	15,549	16,638
Less: cash and cash equivalents	(14,564)	(10,287)	(6,273)	(13,058)
Net Debt	$1,651,479	$1,662,927	$1,654,486	$1,653,338

Reconciliation of Net Leverage Ratio
(unaudited)
The following table presents the reconciliation of the Net Leverage Ratio:

	Twelve Months Ended
(in $000s)	September 30, 2026	June 30, 2026	December 31, 2025	September 30, 2025
Net Debt (as of period end)	$1,651,479	$1,662,927	$1,654,486	$1,653,338
Divided by: LTM Adjusted EBITDA (1)	$446,423	$431,444	$383,558	$364,837
Net Leverage Ratio	3.70	3.85	4.31	4.53

(1) The following tables present the calculation of LTM Adjusted EBITDA for the periods ended September 30, 2026, June 30, 2026, December 31, 2025 and September 30, 2025:

	Current Year To Date Period	Less: Prior Year To Date Period	Add: Prior Fiscal Year	LTM Adjusted EBITDA
(in $000s)	September 30, 2026	September 30, 2025	December 31, 2025	September 30, 2026
Net income (loss)	$8,602	$(51,927)	$(31,052)	$29,477
Interest expense	77,816	78,518	104,882	104,180
Income tax expense (benefit)	(2,024)	8,789	2,922	(7,891)
Depreciation and amortization	206,312	195,985	264,998	275,325
EBITDA	290,706	231,365	341,750	401,091
Adjustments:
Non-cash purchase accounting impact	7,715	11,502	15,469	11,682
Transaction and integration costs	18,361	12,209	16,639	22,791
Sales-type lease adjustment	1,021	1,482	1,229	768
Share-based payments	7,879	6,259	8,471	10,091
Adjusted EBITDA	$325,682	$262,817	$383,558	$446,423

	Current Year To Date Period	Less: Prior Year To Date Period	Add: Prior Fiscal Year	LTM Adjusted EBITDA
(in $000s)	June 30, 2026	June 30, 2025	December 31, 2025	June 30, 2026
Net income (loss)	$6,297	$(46,171)	$(31,052)	$21,416
Interest expense	51,569	52,056	104,882	104,395
Income tax expense (benefit)	(1,126)	9,777	2,922	(7,981)
Depreciation and amortization	137,244	128,937	264,998	273,305
EBITDA	193,984	144,599	341,750	391,135
Adjustments:
Non-cash purchase accounting impact	5,968	8,096	15,469	13,341
Transaction and integration costs	9,890	8,963	16,639	17,566
Sales-type lease adjustment	288	1,017	1,229	500
Share-based payments	4,610	4,179	8,471	8,902
Adjusted EBITDA	$214,740	$166,854	$383,558	$431,444

	Current Year To Date Period	Less: Prior Year To Date Period	Add: Prior Fiscal Year	LTM Adjusted EBITDA
(in $000s)	September 30, 2025	September 30, 2024	December 31, 2024	September 30, 2025
Net income (loss)	$(51,927)	$(56,229)	$(28,655)	$(24,353)
Interest expense	78,518	79,174	105,895	105,239
Income tax expense (benefit)	8,789	518	(532)	7,739
Depreciation and amortization	195,985	173,253	235,807	258,539
EBITDA	231,365	196,716	312,515	347,164
Adjustments:				—
Non-cash purchase accounting impact	11,502	12,286	16,833	16,049
Transaction and integration costs	12,209	14,684	17,915	15,440
Sales-type lease adjustment	1,482	5,730	4,559	311
Gain on sale leaseback transaction	—	—	(23,497)	(23,497)
Share-based payments	6,259	8,748	11,859	9,370
Change in fair value of warrants	—	(527)	(527)	—
Adjusted EBITDA	$262,817	$237,637	$339,657	$364,837